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                                                                      EXHIBIT 16

                              EMPLOYMENT AGREEMENT



         THIS AGREEMENT is entered into by and between LARRY L. GELLERSTEDT, III (the "Executive") and AMERICAN BUSINESS PRODUCTS, INC. (the "Company").

         WHEREAS, the Executive is currently employed by the Company, having been hired under certain terms and conditions set forth in an offer letter dated February 24, 1998; and

         WHEREAS, the Company and the Executive desire to further set forth in a written agreement the complete terms and conditions pursuant to which the Executive shall continue to be employed by the Company; and

         WHEREAS, the Company and the Executive intend that this Agreement will supersede any and all previous oral or written employment agreements between the Company and the Executive, including the offer letter.

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                       1.

                                  DEFINITIONS

         As used in this Agreement, the following words and/or phrases shall have the meanings set forth below unless a different meaning plainly is required by the context:

         1.1 Agreement shall mean this Employment Agreement between the Company and the Executive.

         1.2 Affiliate shall mean any parent, brother-sister or subsidiary corporation of the Company, any joint venture in which the Company owns at least a 50 percent interest, and any partnership, limited liability partnership or limited liability corporation in which the Company or any of its wholly-owned subsidiaries owns at least a 50 percent interest.

         1.3      Board shall mean the Board of Directors of the Company.

         1.4 Cause shall mean (i) the Executive's willful and continued failure to perform any substantial duty of his position with the Company and its affiliates (other than any such failure
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resulting from incapacity due to Disability), within fifteen (15) days after a written demand for substantial performance from the Board to the Executive which specifically identifies the manner in which the Board believes that he has not substantially performed his duties; (ii) the Executive's willful engagement in any illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or (iii) the Executive's engagement in any activity that is in conflict of interest or competitive with the Company or its affiliates (other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by the Executive upon notice by the Board). Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive) at a meeting called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in (i), (ii) or (iii) above.

         1.5 Change in Control shall mean the occurrence of any one of the events described in this Section 1.5(a)-(e). The terms used in this Section 1.5 with an initial capital letter shall have the meanings set forth in Section 1.5(f), unless otherwise defined in this Agreement.

                  (a) The acquisition by a Person, together with Affiliates and Associates of such Person, whether by purchase, tender offer, exchange, reclassification, recapitalization, merger or otherwise, of a sufficient number of shares of Common Stock or Common Stock Equivalents to constitute the Person an Acquiring Person; or

                  (b) The acquisition by a Person (other than the Curtis Investment Company, LLC), together with Affiliates and Associates of such Person, of a number of shares of Common Stock (but not less than 20 percent of the shares of Common Stock) equal to or greater than the number of shares of Common Stock held by any Person who or who, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 30 percent or more of the shares of Common Stock as of the Effective Date; or

                  (c) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the Continuing Directors then in office; or

                  (d) Any merger or consolidation the result of which is that less than 70 percent of the common stock, Voting Securities or other equity interests of the surviving or resulting corporation or other Person shall be owned in the aggregate by the former shareholders of the Company, other than Affiliates or Associates of any party to such


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         merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation; or

                  (e) The sale by the Company, in one transaction or a series of related transactions, whether in liquidation, dissolution or otherwise, of assets or earning power aggregating more than 50 percent of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons.

                  (f) The following definitions shall apply in determining when a Change in Control has occurred:

                           (i) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of 30 percent or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, or any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 30 percent or more of the shares of Common Stock as of the Effective Date, any employee benefit plan of the Company or of any Subsidiary of the Company (if approved by a majority of the Continuing Directors), or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan.

                           (ii) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and in effect on the Effective Date (the "Exchange Act").

                           (iii)    "Associate" shall mean:

                                    (A)      Any corporation or organization,
                  or parent or subsidiary of such corporation or organization, of which a Person is an officer, director or partner or is, directly or indirectly, the Beneficial Owner of 10 percent or more of any class of equity securities;

                                    (B)      Any trust or other estate in which
                  a Person has a beneficial interest of 10 percent or more or as to which such Person serves as trustee or in a similar fiduciary capacity; and

                                    (C)      Any brother or sister (whether by
                  whole or half blood), ancestor, lineal descendant or spouse of a Person, or any such relative of such spouse.

                           (iv) "Beneficial Owner" shall mean, with respect to any securities, any Person who, together with such Person's Affiliates and Associates, directly or indirectly:

                                    (A)      Has the right to acquire such
                  securities (whether such right is exercisable immediately or only after the passage of time) pursuant to any


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                  agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own:

                                            (1)       Securities acquired by
                           participation in good faith in a firm commitment underwriting by a Person engaged in business as an underwriter of securities until the expiration of 40 days after the date of such acquisition; or

                                            (2)       Securities tendered
                           pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

                                            (3)       Securities issuable upon
                           exercise of rights issued to all shareholders generally, which rights are only exercisable upon separation from the Common Stock, or securities issuable upon exercise of rights that have separated from the Common Stock upon the occurrence of events specified in a rights agreement between the Company and a rights agent;

                                    (B)      Has the right to vote or dispose
                  of or has Beneficial Ownership (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act) of such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding:

                                            (1)       Arises solely from a
                           revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act; and

                                            (2)       Is not also then
                           reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

                                    (C)      With respect to any securities
                  which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof), has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described herein or disposing of any voting securities of the Company.


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                           (vi)     "Common Stock Equivalents" shall mean
         preferred stock or other equity securities of the Company having the right to be converted by the holders thereof into shares of Common Stock, or having the right to vote generally for the election of directors and on other matters. For purposes of determining the total amount of Common Stock and Common Stock Equivalents owned by any Person, such Common Stock Equivalents shall be equal to the number of shares into which they may be converted by the holders thereof, or in the case of securities that are not convertible having the right to vote, shall be equal to the number of votes they are entitled to cast in elections for directors.

                           (vii)    "Continuing Director" shall mean:

                                    (A)      Any member of the Board who is not
                  an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and was a member of the Board prior to the Effective Date; or

                                    (B)      Any Person who subsequently
                  becomes a member of the Board who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, if such Person's nomination for election or election to the Board is recommended or approved by a majority of the Continuing Directors.

                           (viii) "Person" shall mean any individual, firm, corporation, partnership or other entity.

                           (ix) "Subsidiary" shall mean any corporation, partnership, joint venture, trust or other entity more than 50 percent of the Voting Securities of which are Beneficially Owned, directly or indirectly, by a Person.

                           (x) "Voting Securities" shall mean any class of then outstanding shares of stock or other beneficial interests entitled to vote in election of directors or other Persons charged with management of a Person."

         1.6 Code shall mean the Internal Revenue Code of 1986, as amended.

         1.7 Company shall mean American Business Products, Inc., its successors and assigns, and any other corporation, partnership, sole proprietorship or other type of business entity into which the Company may be merged, consolidated or otherwise combined.

         1.8 Disability shall mean a physical or mental impairment that prohibits the Executive from performing the essential duties of his position, is expected to be of a long and continued duration, and for which he becomes eligible to receive benefits under the Company's long-term disability plan.


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         1.9      Effective Date shall mean January 1, 1999.

         1.10     Executive shall mean Larry L. Gellerstedt, III.

         1.11 ERISA shall mean the Executive Retirement Income Security Act of 1974, as amended.

         1.12 Good Reason shall mean (i) the assignment of duties inconsistent with the Executive's position as President and Chief Executive Officer or Chairman of the Board of the Company, or any action by the Company which results in diminution of the Executive's position, authority, duties or responsibilities as in effect on the Effective Date (other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by the Company upon notice by the Executive); (ii) a reduction in the Executive's base salary or benefits (unless such reduction in benefits applies to all officers of the Company); (iii) a material breach by the Company of its obligations hereunder; (iv) the Company requiring the Executive to have his office based at a location other than the metropolitan Atlanta area; or (v) any failure by a successor to the Company to assume and agree to perform the Company's obligations hereunder.

         1.13 Proprietary Information shall mean information that meets the definition of "trade secret" under the laws of the State of Georgia (i.e., the Uniform Trade Secrets Act, O.C.G.A. ss.10-1-760, et seq.), as well as any scientific or technical information, design, process, procedure, formula or improvement that is secret and of value, information that the Company takes reasonable efforts to protect from disclosure and from which the Company derives actual or potential economic value due to its confidential nature, including, but not limited to, technical or nontechnical data, formulas, complications, programs, devices, methods, techniques, drawings, processes, financial data, lists of actual or potential customers, price lists, business plans, customer and vendor records, training and operations materials and memoranda, personnel records, financial information relating to the business of the Company, accounts, customers, vendors, employees and affairs of the Company, and any information marked "confidential" by the Company.

         1.14 Restricted Territory shall mean the geographic area described as follows: the continental United States of America.

         1.15 Termination Date shall mean the date specified as the Executive's official termination of employment date.

         1.16 Term shall mean the period during which this Agreement is wholly effective, which shall be the period commencing on the Effective Date and ending on the Termination Date.


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                                       2.

                              DUTIES AND AUTHORITY


         2.1 Duties and Authority. The Executive is engaged and agrees to perform services for and on behalf of the Company as its President and Chief Executive Officer and shall report directly to the Board. The Executive shall have such duties and authority as may be assigned to him by the Company's bylaws or by the Board. The Executive agrees to perform such duties diligently and efficiently and in accordance with the reasonable directions of the Board. The Executive shall conduct himself at all times in a business-like and professional manner as appropriate for his position and shall represent the Company in all respects in compliance with good business and ethical practices. In addition, the Executive shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as may be adopted from time to time.

         2.2 Best Efforts. During the term of this Agreement, the Executive shall devote his full attention, energies and best efforts to rendering services on behalf of the Company (or subsidiaries or affiliates thereof), and shall not engage in any outside employment without the express written consent of the Board. Notwithstanding the foregoing, the Executive is not prohibited from investing or trading in stocks, bonds, commodities or other forms of investment, including real property, so long as the Executive does not "participate" (within the meaning of Treas. Reg. ss.ss.1.469-5(f) and 1.469-5T(f)) in such investments.

         Further, the Executive may pursue personal interests as he may have so long as such participation does not interfere with the Executive's performance of his duties hereunder, and the Executive may participate in industry, civic and charitable activities so long as such activities do not materially interfere with the performance of his duties hereunder. The Executive may also participate in any interest or activity which is approved in writing by the Board. At least once each year during the term of this Agreement, and at any time upon the Board's request, the Executive shall provide a full disclosure to the Executive Committee of the Board of his participation in any industry, civic and charitable activities (including service on corporate or charitable boards of directors or trustees). Prior to pursuing or accepting any activity other than those in which he is engaged on the Effective Date, the Executive agrees to discuss such activity with the Executive Committee of the Board.

         2.3 Term. The term of this Agreement shall commence on the execution date hereof and shall continue until the close of business at the end of three (3) years from the date hereof, subject to earlier termination as provided in this Agreement. At least sixty (60) days prior to the end of the initial term hereof and each subsequent year thereafter, this Agreement shall be deemed to be extended automatically for an additional one-year term on the same terms and conditions unless either the Company or the Executive gives contrary written notice to the other party no less than sixty (60) days prior to the date on which this Agreement would otherwise be extended.


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                                       3.

                           COMPENSATION AND BENEFITS


         3.1 Annual Base Salary. The Company shall pay to the Executive as compensation for his services provided hereunder a base salary of $450,000 per year ("Base Salary"), payable in accordance with the Company's normal payroll procedures. The Compensation and Nominating Committee of the Board of Directors of the Company shall review the Executive's Base Salary annually, and in its sole discretion, subject to approval of the Board of Directors of the Company, may increase the Executive's Base Salary from year to year. The annual review of the Executive's salary by the Board will consider, among other things, the Executive's own performance and the Company's performance.

         3.2 Annual Incentive Compensation. The Executive shall participate in the Company's annual incentive program for executives, which is subject to change at any time.

         3.3 Long-Term Incentives. The Executive shall participate in the Company's long-term incentive program for executives, which is subject to change at any time, or in any other long-term incentive arrangement that the Board may provide for him.

         3.4 Employee Benefit Plans and Policies. The Executive shall be entitled to participate in each employee benefit plan, policy or arrangement which is sponsored, maintained or contributed to by the Company and in which current executive officers of the Company may participate, in accordance with the terms and provisions of such plans. Contributions by the Executive to such plans shall be required only to the extent required of other executive officers of the Company.

         3.5 Automobile Allowance. The Company shall provide the Executive with a monthly allowance of $600 for his use in owning or leasing an automobile for business purposes.

         3.6 Vacation. Executive shall be entitled to such paid vacation time as is generally provided to the Company's executive officers subject to the rules in effect regarding such leave.

         3.7 Expense Reimbursement. The Company shall reimburse the Executive for reasonable and necessary travel and other business related expenses, including entertainment expenses, incurred by him in performance of the business of the Company in accordance with the Company's standard expense reimbursement practices and policies in existence from time to time, subject to such dollar limitations and verification and record keeping requirements as may be established from time to time by the Company.

         3.8 Withholding, FICA, FUTA, Etc. Any amount to be paid to the Executive under the provisions of this Agreement which represents taxable income to him shall be subject to, and reduced by, any applicable federal, state or local taxes imposed by law, included, but not limited to, taxes imposed under Subtitle C of the Code.


                        Gellerstedt Employment Agreement
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         3.9      Club Dues. For general business purposes (and not as
compensation to the Executive), the Company shall pay the Executive's periodic dues for membership in The Commerce Club, The Capital City Club and the Young Presidents Organization. The Company shall also pay (or reimburse the Executive for) all expenses of his participation in the Young Presidents Organization.


                                       4.

                             RESTRICTIVE COVENANTS


         4.1 Use and Return of Documents and Property. Executive acknowledges that in the course of his employment with the Company, he will have the opportunity to inspect and use certain property, both tangible and intangible, of the Company and its Affiliates. All such property shall remain the exclusive property of the Company and its Affiliates, and Executive has and shall have no right or interest in such property. Executive shall use Company property only during employment and only in the performance of his job and to further the Company's interests, and he will not remove Company property from the Company's premises except to the extent necessary to perform his duties and to the extent approved by the Company, either expressly or generally under its policies. Promptly upon the Executive's Termination Date, Executive shall return to the Company all of the Company's memoranda, notes, records, data, books, sketches, computer programs, audio-visual materials, correspondence, lists, every piece of information recorded in any form, and all other tangible property.

         4.2 New Developments. Any discovery, invention, process or improvement made or discovered by the Executive during the term of this Agreement in connection with or in any way affecting or relating to the business of the Company or any of its Affiliates (as then carried on or under active consideration) shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company. The preceding sentence does not apply to any invention for which no equipment, supplies, facility, trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless the invention relates directly to the business of the Company or its Affiliates or to its or their actual or demonstrably anticipated research or development, or the invention results from any work performed by the Executive for the Company.

         4.3 Covenant Not to Compete. Executive agrees that, during the term of his employment under this Agreement and for a period of one (1) year following the Termination Date, regardless of the reasons for the Executive's termination of employment, Executive will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity anywhere in the Restricted Territory, (i) act as an officer, manager, advisor, executive, controlling shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company or its Affiliates, or are under investigation by the Company or any of its Affiliates on the Termination


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Date, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company or its Affiliates, or are under investigation by the Company or any of its Affiliates on the Termination Date, or (iii) become employed by such an entity in any capacity which would require Executive to carry out, in whole or in part, the duties Executive has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company or any of its Affiliates, or are under active investigation by the Company or any of its Affiliates on the Termination Date. This covenant shall apply to any services or products under investigation by the Company or any of its Affiliates on the Termination Date only to the extent that the Executive initiated, promoted, participated in, or otherwise had knowledge of such investigation. Executive acknowledges that because of the nationwide nature of the Company's (including its Affiliates) business, this restriction will prevent the Executive from acting in any of the foregoing capacities for any competing entity wherever located within the Restricted Territory and that this scope is reasonable in light of the business of the Company and its Affiliates.

         4.4 Nonsolicitation of Customers, Clients and Suppliers. Executive agrees that during the term of his employment with the Company, he will not, directly or indirectly, without the Company's prior written consent, contact any customer, client or supplier of the Company or any of its Affiliates for business purposes unrelated to furthering the business of the Company or its Affiliates. Executive further agrees that for a period of one
(1) year following his Termination Date, he will not directly or indirectly,
(i) contact, solicit or divert, or attempt to contact, solicit, divert or take away, any customer, client or supplier of the Company or its Affiliates for purposes of, or with respect to, providing a customer, client or supplier to a competing business; or (ii) take any affirmative action with a customer, client or supplier of the Company or its Affiliates for purposes of providing a customer, client or supplier to a business competing with the Company or its Affiliates. The prohibitions of the preceding sentence shall apply only to customers, clients and suppliers of the Company with whom the Executive had Material Contact on the Company's behalf during the twelve months immediately preceding the Termination Date. For purposes of this Agreement, the Executive had "Material Contact" with a customer, client or supplier if (a) he had business dealings with the customer, client or supplier on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the customer, client or supplier; or (c) he obtained Proprietary Information about the customer, client or supplier as a result of his association with the Company.

         4.5 Nonsolicitation of Employees. The Executive agrees that during his employment with the Company and for one (1) year after his Termination Date, the Executive will not, directly or indirectly, solicit or attempt to recruit or hire any employees of the Company or its Affiliates who were employed by the Company or its Affiliates at any time during the last year of the Executive's employment with the Company and who are actively employed by the Company or its Affiliates at the time of the solicitation or attempted solicitation, to provide services similar to those performed by the employee for the Company on behalf of, or for the purpose of engaging in employment with, a competitor of the Company.


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         4.6 Nondisclosure of Trade Secrets and Proprietary Information. Except
to the extent reasonably necessary for Executive to perform his duties for the Company, the Executive shall not, directly or indirectly, furnish or disclose to any person, or use in any way, any trade secrets of the Company or its Affiliates, for so long as such trade secrets remain "trade secrets" under applicable state law. Except to the extent reasonably necessary for Executive to perform his duties for the Company, Executive shall not, during the term of his employment with the Company and for a period of one (1) year following the Executive's Termination Date, directly or indirectly, furnish or disclose to any person, or use in any way, for personal benefit or the benefit of others, any Proprietary Information of the Company or its Affiliates.

         4.7 Reasonableness. Executive has carefully considered the nature and extent of the restrictions upon his and the rights and remedies conferred on the Company under this Agreement, and Executive hereby acknowledges and agrees that:

             (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon the Company, are necessary to protect the goodwill and other value of the business of the Company;

             (b) the restrictions places upon Executive hereunder are fair and reasonable in time and territory, will not prevent him from earning a livelihood, and place no greater restraint upon the Executive than is reasonably necessary to secure the business and goodwill of the Company;

             (c) the Company is relying upon the restrictions and covenants contained herein in continuing to make available to Executive information concerning the business of the Company;

             (d) Executive's employment hereunder places him in a position of confidence and trust with the Company and its employees, customers and suppliers; and

             (e) the provisions of this section shall be interpreted so as to protect the Proprietary Information, and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by the Executive under this Agreement, and not to unreasonably limit his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company's legitimate interests expressed in this Agreement.

         4.8 Remedy for Breach. Executive acknowledges and agrees that his breach of any of the covenants contained in this Article of this Agreement will cause irreparable injury to the Company and that remedies at law available to the Company for any actual or threatened breach by the Executive of such covenants will be inadequate and that the Company shall be entitled to specific performance of the covenants in this Article or injunctive relief against activities in violation of this Article by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity or proving actual damages. This provision with respect to injunctive relief shall not diminish the right of the Company to claim and recover

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



monetary damages against the Executive for any breach of this Agreement, in addition to injunctive relief. The Executive acknowledges and agrees that the covenants contained in this Article shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by the Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.


                                       5.

                            TERMINATION OF EMPLOYMENT


         It is the intent of the parties that the relationship between the parties remain one of at-will employment. The Company shall have the right to terminate the Executive's employment under this Agreement at any time, with or without Cause, and with or without prior written notice to the Executive. The Executive shall have the right to voluntarily terminate his employment for any reason, including Good Reason, at any time, upon 30 days' prior written notice to the Board.


                                       6.

                               SEVERANCE BENEFITS


         6.1 Severance Obligations as of Termination Date.

             (a) Termination by the Company Without Cause or Voluntary Termination by Executive for Good Reason. In the event the Company terminates the Executive's employment without Cause or if the Executive voluntarily terminates his employment for Good Reason, then in consideration of the Executive's services rendered prior to such termination:

                 (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Termination Date the sum of (1) the Executive's Base Salary through the Termination Date to the extent not theretofore paid, and (2) the product of (x) the Executive's target annual incentive bonus for the year in which the Termination Date occurs and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365 (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the "Accrued Obligations"); and

                 (ii) the Company shall pay to the Executive, on a regular
             payroll basis during the 24-month period following the Termination Date, the amount equal to two times the sum of (A) the Executive's Base Salary in effect as of the

                        Gellerstedt Employment Agreement
                                     Page 12

             Termination Date, and (B) the Executive's most recent annual bonus (the "Severance Payment"); provided, however, that if the Termination Date occurs within two years after or otherwise in connection with the occurrence of a Change of Control, the Severance Payment shall be the amount equal to three times the sum of the amounts described in clauses (A) and (B) above and such amount shall be payable in a lump sum in cash within 30 days after the Termination Date; and

                 (iii) for two years after the Executive's Termination Date (or three years in the event that the Termination Date occurs within two years after or otherwise in connection with a Change of Control), the Company shall continue medical, dental, life insurance, and accidental death and dismemberment insurance benefits to the Executive and/or the Executive's covered dependents at least equal to those which would have been provided to them if the Executive's employment had not been terminated; provided, that such two-year period shall offset any period of continuation coverage provided under COBRA applicable to such benefits; provided further, however, that if the Executive becomes employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of continued eligibility; and

                 (iv) to the extent not theretofore paid or provided, the
             Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice of the Company (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

             (b) Termination by Reason of Death or Disability. If the Executive's employment is terminated by reason of his death or Disability, this Agreement shall terminate without further obligations to the Executive, the Executive's estate, heirs or other legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive, the Executive's estate or designated beneficiary, as applicable, in a lump sum in cash within 30 days of the Termination Date.

             (c) Termination by the Company for Cause or Voluntary Termination by the Executive without Good Reason. If the Executive's employment shall be terminated for Cause, or if the Executive voluntarily terminates employment without Good Reason (other than during the 30-day window period described in Section 6.1(d) below), this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 6.1(a)) and the timely payment or provision of Other Benefits.



                        Gellerstedt Employment Agreement
                                     Page 13

             (d) Voluntary Termination by the Executive During Limited Window Period. If the Executive voluntarily terminates employment without Good Reason during the 30-day period beginning on the first anniversary of a Change in Control of the Company, this Agreement shall terminate without further obligations to the Executive, other than for the payment of Accrued Obligations, the timely payment or provision of Other Benefits and the timely payment or provision of the following severance benefits:

                 (i) a lump sum amount, payable in cash within 30 days after the
             Termination Date, equal to the sum of (A) the Executive's Base Salary in effect as of the Termination Date, and (B) the Executive's most recent annual bonus; and

                 (ii) for one year after the Executive's Termination Date, the
             Company shall continue medical, dental, life insurance, and accidental death and dismemberment insurance benefits to the Executive and/or the Executive's covered dependents at least equal to those which would have been provided to them if the Executive's employment had not been terminated; provided, that such one-year period shall offset any period of continuation coverage provided under COBRA applicable to such benefits; provided further, however, that if the Executive becomes employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such one-year period of continued eligibility.

         6.2 Certain Additional Payments by the Company.

             (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6.2) (a "Payment") would be subject to the excise tax imposed by
         Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that the total amount of the Gross-Up Payment made by the Company under this provision shall not exceed $1,000,000; and provided further, that no Gross-Up Payment shall be made by the Company to the Executive with regard to any payments or benefits provided to the Executive pursuant to the provisions of Section 6.1(d) hereof.

                        Gellerstedt Employment Agreement
                                     Page 14

             (b) All determinations required to be made under this Section 6.2, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's regular independent accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6.2, shall be paid by the Company to the Executive within 15 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         6.3 Other Benefits After Termination Date. Except for the payments and benefits, if any, provided under this Article 6, no other benefits, compensation or other remuneration of any type, whether taxable or nontaxable, shall be payable to the Executive after his Termination Date, except as required by law or by the applicable terms and provisions of any employee benefit plan or arrangement applicable to the Executive.


                                       7.

                            MISCELLANEOUS PROVISIONS


         7.1 Invalidity of Any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the restrictive covenant provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of

                        Gellerstedt Employment Agreement
                                     Page 15
the applicable restrictive covenant is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of the applicable restrictive covenant is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable.

         7.2 Costs of Enforcement. In any action taken in good faith relating to the enforcement of this Agreement or any provision herein, the Executive shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys' fees, whether suit be brought or not, and whether or not incurred in arbitration, trial, bankruptcy or appellate proceedings, but only if the Executive is successful on at least one material issue raised in the enforcement proceeding; provided, that the total amount of any and all costs and expenses payable by the Company to the Executive under this provision shall be limited to $100,000.

         7.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

         7.4 Arbitration. Any claim or dispute arising under this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. ss.1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney's fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. ss.10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

         7.5 Waiver of Breach. The waiver of a breach of any provision of this Agreement by a party hereto shall not operate or be construed as a wavier of any subsequent breach by the other party hereto.

         7.6 Successors and Assigns. This Agreement shall inure to the benefit of the Company and its Affiliates, and their respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive's estate and/or legal representatives.

         7.7 Assignment of Agreement. This Agreement is not assignable by the Executive, but shall be freely assignable by the Company to any successor with the written consent of the Executive. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.


                        Gellerstedt Employment Agreement
                                     Page 16

         7.8 Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

             (a)  if to Executive:     Mr. Larry L. Gellerstedt, III
                                       2485 West Wesley Road
                                       Atlanta, GA 30327

             (b)  if to Company:       AMERICAN BUSINESS PRODUCTS, INC.
                                       Attention: Board of Directors
                                       2100 RiverEdge Parkway
                                       Suite 1200
                                       Atlanta, GA 30328

                                       (with a copy to the Chairman of each
                                        Board Committee)

         7.9 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. All understanding and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement are merged into this document which alone fully and completely expresses their agreement. This Agreement may not be changed orally but only by an agreement in writing signed by both parties.

         7.10 Survival of Provisions. The provisions of Article 4 - Restrictive Covenants shall survive termination of this Agreement.

         7.11 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of this 11th day of May, 1999.


                                       EXECUTIVE:


                                       /s/ Larry L. Gellerstedt, III
                                       --------------------------------------
                                       LARRY L. GELLERSTEDT, III



[signatures continued on next page]


                        Gellerstedt Employment Agreement
                                     Page 17

                                      COMPANY:

                                      AMERICAN BUSINESS PRODUCTS, INC.

                                      By: /s/ W. Stell Huie
                                         --------------------------------------
                                               W. Stell Huie

                                      Title:   Chairman, Compensation Committee





                [THIS AGREEMENT HAS BEEN EXECUTED IN DUPLICATE.]

















                        Gellerstedt Employment Agreement
                                     Page 18